                                                                    Exhibit 23.2

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement on Form S-8 for the 2003 Stock Option Plan of EasyLink Services Corporation of our report dated February 27, 2003, relating to the consolidated balance sheets of EasyLink Services Corporation and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' (deficit) equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 Annual Report on Form 10-K of EasyLink Services Corporation filed on March 31, 2003.

 Our report dated February 27, 2003, contains two explanatory paragraphs. The first explanatory paragraph states that the Company has suffered recurring losses from operations since inception and has a working capital deficiency and stockholders' deficit that raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. The second explanatory paragraph states that the Company adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" and Statement of Financial Accounting Standards No. 145, "Rescission of FASB Statements No. 4, 44 and 64, and Amendment of FASB Statement No. 13, Technical Corrections" in the year ended December 31, 2002.


                                            /s/ KPMG LLP

New York, New York
August 7, 2003